Exhibit (a)(32)
News release
Converium Holding Ltd, Zug
Zug, Switzerland — April 17, 2007 — Converium Files Lawsuit Against SCOR S.A. and Patinex AG Alleging Violations of United States Securities Laws.
On April 16, 2007, Converium filed a complaint in the United States District Court for the Southern District of New York against SCOR and Patinex. The complaint alleges that the defendants violated Sections 13(d), 14(d), and 14(e) of the Securities Exchange Act of 1934, as amended, because, among other things, (i) SCOR has unlawfully and unfairly excluded Converium’s United States shareholders, a group which we believe represents approximately 22% of Converium’s outstanding shares, from participating in SCOR’s unsolicited tender offer, and (ii) defendants failed to make proper disclosures in connection with their purchase and ownership of Converium securities.
Converium is seeking an expedited discovery and briefing schedule so as to permit a hearing on a motion for preliminary injunction prior to May 22, 2007, which (unless extended) is currently the last date on which Converium shareholders may tender shares in connection with SCOR’s unsolicited tender offer.
Among other things, Converium is seeking an order enjoining SCOR from consummating the offer until SCOR and Patinex have complied with their obligations under the Williams Act, including SCOR extending the offer to Converium’s United States shareholders and ADS holders.
Enquiries

Beat W. Werder		Marco Circelli
Head of Public Relations		Head of Investor Relations
beat.werder@converium.com		marco.circelli@converium.com
Phone:	+41 44 639 90 22	Phone:	+41 44 639 91 31
Fax:	+41 44 639 70 22	Fax:	+41 44 639 71 31

Dr. Kai-Uwe Schanz		Inken Ehrich
Chief Communication & Corporate Development Officer		Investor Relations Specialist
kai-uwe.schanz@converium.com		inken.ehrich@converium.com
Phone:	+41 44 639 90 35	Phone:	+41 44 639 90 94
Fax:	+41 44 639 70 35	Fax:	+41 44 639 70 94
About Converium
Converium is an independent international multi-line reinsurer known for its innovation, professionalism and service. Today Converium employs about 500 people in 15 offices around the globe and is organized into three business segments: Standard Property & Casualty Reinsurance, Specialty Lines and Life & Health Reinsurance. Converium has an “A-” (“strong”) financial strength rating (outlook stable) from Standard & Poor’s and a “B++” financial strength rating (outlook positive) from A.M. Best Company.

Important Disclaimers
This document contains forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. It contains forward-looking statements and information relating to the Company’s financial condition, results of operations, business, strategy and plans, based on currently available information. These statements are often, but not always, made through the use of words or phrases such as ‘seek to’, ‘expects’, ‘aims’ ‘should continue’, ‘believes’, ‘anticipates’, ‘estimates’ and ‘intends’. Such statements are inherently subject to certain risks and uncertainties. Actual future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include our ability to refinance our outstanding indebtedness and increase our use of hybrid capital; uncertainties of assumptions used in our reserving process; risk associated with implementing our business strategies and our capital improvement measures; cyclicality of the reinsurance industry; the occurrence of natural and man-made catastrophic events with a frequency or severity exceeding our estimates; acts of terrorism and acts of war; changes in economic conditions, including interest and currency rate conditions that could affect our investment portfolio; actions of competitors, including industry consolidation and development of competing financial products; a decrease in the level of demand for our reinsurance or increased competition in our industries or markets; our ability to expand into emerging markets; our ability to enter into strategic investment partnerships; a loss of our key employees or executive officers without suitable replacements being recruited within a suitable period of time; our ability to address material weaknesses we have identified in our internal control environment; political risks in the countries in which we operate or in which we reinsure risks; the passage of additional legislation or the promulgation of new regulation in a jurisdiction in which we or our clients operate or where our subsidiaries are organized; the effect on us and the insurance industry as a result of the investigations being carried out by the US Securities and Exchange Commission, New York’s Attorney General and other governmental authorities; our ability to regain past customers following any rating upgrades and the resolution of the investigations being carried out by the US Securities and Exchange Commission, New York’s Attorney General and other governmental authorities; changes in our investment results due to the changed composition of our invested assets or changes in our investment policy; failure of our retrocessional reinsurers to honor their obligations or changes in the credit worthiness of our reinsurers; our failure to prevail in any current or future arbitration or litigation; and extraordinary events affecting our clients, such as bankruptcies and liquidations, and other risks and uncertainties, including those detailed in the Company’s filings with the U.S. Securities and Exchange Commission (including, but not limited to, our Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission) and the SWX Swiss Exchange. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.